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                                                                      EXHIBIT 12

                         ANADARKO PETROLEUM CORPORATION
                 CONSOLIDATED STATEMENT OF COMPUTATION OF RATIOS
                      OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

                       FIVE YEARS ENDED DECEMBER 31, 1998



                                                                               Years Ended December 31
                                                             ----------------------------------------------------------
thousands                                                       1998         1997        1996       1995         1994
                                                             ---------    ---------   ---------   ---------   ---------

Gross Income                                                 $  (7,388)   $ 205,318   $ 196,763   $  65,624   $  90,794

Rentals                                                         12,477        8,266       4,234       2,457       2,814
                                                             ---------    ---------   ---------   ---------   ---------
Earnings                                                         5,089      213,584     200,997      68,081      93,608
                                                             =========    =========   =========   =========   =========

Gross Interest Expense                                          82,415       62,095      55,986      52,557      41,635

Rentals                                                         12,477        8,266       4,234       2,457       2,814

Preferred Stock Dividends                                       10,951           --          --          --          --
                                                             ---------    ---------   ---------   ---------   ---------
Fixed Charges                                                $ 105,843    $  70,361   $  60,220   $  55,014   $  44,449
                                                             =========    =========   =========   =========   =========
Ratio of Earnings

  to Fixed Charges                                                0.05         3.04        3.34        1.24        2.11
                                                             =========    =========   =========   =========   =========

The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by fixed charges. As a result of the Company's net loss in 1998, the Company's earnings did not cover combined fixed charges and preferred stock dividends. The earnings deficiency was $100,754 in 1998. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses, the estimated interest component of rentals and preferred stock dividends.